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                                                                    Exhibit 99.1
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WMX TECHNOLOGIES, INC.

3003 Butterfield Road     Phone 708 572-8800
Oak Brook, IL 60521

                Analyst contact:             Media contact:
                Bruce Tobecksen              William J. Plunkett
                (708) 572-8968               (708) 572-8898

                WMX TECHNOLOGIES AND CHEMICAL WASTE MANAGEMENT
          REACH AGREEMENT ON ACQUISITION OF CHEM WASTE PUBLIC SHARES


     Oak Brook, Illinois, Friday, October 14, 1994--WMX Technologies, Inc., the global environmental services company, and its Chemical Waste Management, Inc. subsidiary today jointly announced that a definitive merger agreement has been reached between them under which WMX will proceed to acquire all of the approximately 44.9 million Chemical Waste Management shares which it does not already own.

     The agreement enhances the initial proposal made by WMX to Chemical Waste Management on July 28, increasing the value to be offered Chemical Waste Management's public stockholders. Under the terms of the proposal announced today, Chemical Waste Management's public stockholders would receive a WMX subordinated note (described more fully below) which is immediately convertible into a number of WMX shares, or, at WMX's option, their equivalent market value in cash, on the basis of a conversion ratio using an implied value of $8.85 per Chemical Waste Management share. WMX's initial proposal contemplated a stock-for-stock exchange which valued Chemical Waste Management shares at $7.86 per share.

     The terms of the agreement were approved unanimously by a special committee of Chemical Waste Management's independent directors. The special committee had received an opinion from CS First Boston Corporation, its financial adviser, to the effect that the consideration to be received by Chemical Waste Management's public stockholders in the merger is fair to such holders from a financial point of view. The agreement also has been approved by the Boards of Directors of both companies.

     The transaction, which will be taxable under the revised terms being announced today, remains subject to the approval of the holders of a majority of Chemical Waste Management's outstanding shares, other than those held by WMX, voting on it at a special meeting of Chemical Waste Management stockholders to be called for that purpose.

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      The agreement's terms provide for Chemical Waste Management's public stockholders to receive a convertible subordinated note due 2005, with a principal amount at maturity of $1,000, for every 81.1 Chemical Waste Management shares held at the time of the merger. The notes will be issued by WMX to produce a yield to maturity of 5.75 percent per annum on $717.80 per note (the "stated issue price"), computed on a semi-annual bond equivalent basis, calculated from the issue date. WMX will pay semi-annual cash interest payments on the notes of $20 per annum (equal to 2 percent per annum of the $1,000 principal amount at maturity).

     At the option of the holder, each note will be purchased for cash by WMX on the third and fifth anniversaries of the issue date for $786.38 and $839.03, respectively, which represent the stated issue price plus accrued original issue discount on those dates. The notes will be redeemable by WMX after the fifth anniversary (but not before) for cash at the stated issue price plus accrued original issue discount and accrued but unpaid interest through the date of redemption.

     In addition, each note will be convertible at any time prior to maturity-- unless previously purchased or redeemed by WMX--into a number of shares of WMX common stock to be determined by dividing the stated issue price per note of $717.80 by the average New York Stock Exchange closing prices of WMX common stock during the 10 trading days immediately preceding the special CWM stockholders meeting to be held to consider the merger. The conversion rate will be not fewer than 21.90 shares nor more than 26.76 shares per note. Upon any such conversion, WMX will have the option of paying cash equal to the market value of the WMX shares which would otherwise be issuable.

     The special meeting of Chemical Waste Management stockholders is expected to be held in January 1995. Chemical Waste Management said it currently expects to communicate specific details on the proposed merger to its stockholders during December.

     WMX owns approximately 78.6 percent of Chemical Waste Management's approximately 209.1 million outstanding shares.


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